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EXHIBIT 4.1

STOCK EXCHANGE AGREEMENT

        THIS STOCK EXCHANGE AGREEMENT (the "Agreement"), dated as of August 4, 2003, is by and among ATLANTIS INTERNATIONAL, INC., a New Jersey corporation ("Acquiror"), and each of the persons or entities whose names appear and who are identified as stockholders on the signature page hereof (individually, a "Stockholder" and collectively the "Stockholders"), such persons or entities being registered holders and beneficial owners of capital stock of BEDERRA, INC., a Texas corporation (the "Company").

R E C I T A L S

        WHEREAS, each Stockholder is the record and/or beneficial owner of the number of shares of common stock, par value $0.10 per share, of the Company indicated on Exhibit A to this Agreement (which shares are hereinafter collectively referred to as the "Company Stock");

        WHEREAS, Acquiror desires to acquire from the Stockholders, and the Stockholders desire to convey to Acquiror, all of the issued and outstanding Company Stock owned by the Stockholders in exchange for shares of voting common stock, $0.05 par value of Acquiror (the "Acquiror Common Stock"); the Acquiror Common Stock being sometimes herein referred to as the "Acquiror Shares"), all on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
EXCHANGE OF SHARES

        Section 1.1 Company Stock.    At the Closing (as defined below), each Stockholder shall transfer, convey and deliver to Acquiror the number of shares of Company Stock set forth opposite such Stockholder's name on Exhibit A hereto, and shall deliver to Acquiror stock certificates representing the Company Stock, duly endorsed to Acquiror or accompanied by duly executed stock powers in form and substance satisfactory to Acquiror.

        Section 1.2 Acquiror Shares.    At the Closing, in exchange for each share of Company Stock transferred to Acquiror, Acquiror shall issue and deliver to each Stockholder the number of shares of Acquiror Common Stock and Acquiror Preferred Stock set forth opposite such Stockholder's name on Exhibit A hereto. The transaction by which the transfer shall take place is referred to in this Agreement as the "Exchange".

        Section 1.3 Tax Treatment.    The parties intend that the Exchange will qualify as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE II
THE CLOSING

        The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 4:00 p.m. on July 29, 2003 (the "Closing Date"), at the offices of Acquiror, 7838 Rollingbrook, Houston, Texas 77071 or at such other time and place as agreed upon among the parties hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        Each of the Stockholders hereby severally represents and warrants to Acquiror as follows:

        Section 3.1 Ownership of the Company Stock.    The Stockholder owns, beneficially and of record, that number of shares of Company Stock set forth opposite the Stockholder's name on Exhibit A hereto; except for restrictions imposed by federal and state securities laws, (i) such shares are owned by such Stockholder free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; (ii) the Stockholder has the unrestricted right and power to transfer, convey and deliver full ownership of such shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority; and, (iii) upon the transfer of such shares to Acquiror as contemplated herein, Acquiror will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

        Section 3.2 Organization.    If the Stockholder is either a corporation, limited liability company or partnership, it represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state or nation of its incorporation or formation, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the businesses in which it is engaged, to own the properties that it owns currently and will own at the Closing, and to perform its obligations under this Agreement. If the Stockholder is a corporation, limited liability company or partnership it is qualified as a foreign corporation, foreign limited liability company or foreign partnership (which ever the case may be) and is in good standing in each jurisdiction in which the failure to qualify would have material adverse effect on the business, properties or condition (financial or otherwise) of the corporate, limited liability company or partnership Stockholder.

        Section 3.3 Authorization.    If the Stockholder is a person, then he or she is of the full age of majority, with full power, capacity and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself or herself and his or her spouse, if any. If the Stockholder is a corporation, limited liability company or partnership, then all corporate, limited liability company or partnership action on the part of the corporate, limited liability company or partnership Shareholder necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been taken or will be taken prior to the Closing. All action on the part of the Stockholder necessary for the authorization, execution, delivery and performance of this Agreement by the Stockholder has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

        Section 3.4 Pending Claims.    There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the Stockholder's knowledge, threatened that would preclude or restrict the transfer to Acquiror of the Company Stock owned by the Stockholder or the performance of this Agreement by the Stockholder.

        Section 3.5 No Default.    The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which such Stockholder is a party or by which such Stockholder is bound.

        Section 3.6 Certain Securities Law Matters.

        (a)    The Stockholder, either alone or with his or its purchaser representative as defined in Rule 501(h) under the Securities Act of 1933, as amended (the "Securities Act"), if any, has substantial experience in evaluating and investing in private placement transactions so that such Stockholder is capable of evaluating the merits and risks of his or its investment in the Acquiror Shares. The Stockholder, by reason of such Stockholder's business or financial experience, either alone or with his or its purchaser representative as defined in Section 501(h) under the Securities Act, if any, has the capacity to protect such Stockholder's own interests in connection with the acquisition of the Acquiror Shares hereunder. Each of the Stockholders who has designated himself, herself or itself, as the case may be, (i) as an "accredited investor" on the signature page hereto is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act or (ii) as a "nonaccredited investor" is not an "accredited investor" and, either alone or with his purchaser representatives, has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Acquiror has provided each of the Stockholders or his or its purchaser representative, if any, with copies of all financial and other information on the Acquiror which such Stockholder, or his or its purchaser representative, as the case may be, has requested. Each of the Stockholders or his or its purchaser representative, if any, is familiar with the business and financial condition, properties, operations and prospects of Acquiror and has had an opportunity to discuss Acquiror's business and financial condition, properties, operations and prospects with Acquiror's management. Each of the Stockholders or his purchaser representative, if any, has also had an opportunity to ask questions of officers of Acquiror, which questions were answered to such Stockholder's satisfaction. Each of the Stockholders understands that such discussion was intended to describe certain aspects of Acquiror's business and financial condition, properties, operations and prospects, but were not a thorough or exhaustive description.

        (b)    Each of the Stockholders understands that the Acquiror Shares will be "restricted securities" under the applicable federal securities laws and that the Securities Act and the rules of the Commission provide in substance that such Stockholder may dispose of the Acquiror Shares only pursuant to an effective registration statement under the Securities Act or an exemption there from, and each Stockholder further understands that, and in this section below, Acquiror has no obligation or intention to register the Acquiror Shares, or to take action so as to permit sales pursuant to the Securities Act or the rules and regulations hereunder, including Rule 144 which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issue, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions with a "market maker" and the number of shares being sold not exceeding specified limitations. As a consequence of all of the foregoing, each Stockholder understands that such Stockholder must bear the economic risk of the investment in the Acquiror Shares for an indefinite period of time.

        (c)    To assist in implementing the above provisions, the Stockholder hereby consents to the placement of the legend, or a substantially similar legend, set forth below, on all certificates representing ownership of the Acquiror Shares acquired hereby until the Acquiror Shares has been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof. The legend shall read substantially as follows:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES MUST BE ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT

COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

        In addition, each Stockholder agrees that the Acquiror may place a "stop transfer notation" in its corporate records and enter stop transfer orders with Acquiror's transfer agent, concerning the transfer of the Acquiror Shares acquired by each Stockholder.

        (d)    Each of the Stockholders acknowledges and agrees that such Stockholder is not relying upon Acquiror or the Company or their respective officers, directors, employees or agents, as to the United States federal income tax or any other tax consequences to such Stockholder of the transactions contemplated by this Agreement. As to all such tax consequences, such Stockholder hereby agrees and represents that such Stockholder has consulted with such Stockholder's own legal and tax advisors to the extent that such Stockholder has deemed such consultation necessary or appropriate, that such Stockholder is making such Stockholder's own determination as to what the tax consequences of the transactions contemplated hereby will be to such Stockholder and that neither Acquiror nor the Company is making any representation, express or implied, as to any such tax consequences.

        Section 3.8 Organization and Capitalization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the businesses in which it is engaged, to own the properties that it owns currently and will own at the Closing. The Company is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on the business, properties or condition (financial or otherwise) of the Company. The Company does not have any Subsidiaries or any other investments or ownership interest in any corporation, partnership, joint venture or other business enterprise, except as set forth in Schedule 3.8. The authorized capital stock of the Company consists of 10,000 shares of common stock, $0.10 par value, of which 10,000 shares are validly issued and outstanding. All of such issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the shares were issued in violation of any preemptive rights. Except as set forth in Schedule 3.8, there are no existing warrants, options, rights of first refusal, conversion rights, calls, commitments or other agreements of any character pursuant to which the Company is or may become obligated to issue any of its stock or securities. The Company has no obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

        Section 3.9 Subsidiaries.    Schedule 3.9 sets forth a complete and accurate list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation and the jurisdiction of its incorporation. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any lien or any other limitation or limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are free of any preemptive rights. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

        Section 3.10 Financial Information.    The Company has delivered to Acquiror the audited balance sheet of Company as of December 31, 2002, together with the related statements of income, changes in Stockholder's equity and cash flow for the years then ended. In addition, the Company has delivered to

Acquiror its interim unaudited financial statements as for the six month periods ending June 30, 2003 (collectively, the "Financial Statements"). Such Financial Statements, including the related notes, are in accordance with the books and records of Company and fairly present the financial position of Company and the results of operations and changes in financial position of Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis, except that such Financial Statements are unaudited, do not contain all footnotes which would be required under generally acceptable accounting principles, and, in the case of interim financial statements, are subject to normal year end adjustments. Except as, and to the extent reflected or reserved against in the Financial Statements, Company, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements. As of the Closing Date, there will not have been any material adverse change in the financial condition or other operations, business, properties or assets of Company, other than liabilities incurred in the ordinary course of business, from that reflected in the latest Financial Statements of the Company furnished to Acquiror pursuant hereto.

        Section 3.11 No Undisclosed Liabilities.    To the best of the Stockholder's knowledge, neither the Company nor or any Subsidiary has any obligation or liability (contingent or otherwise) that would be required to be reflected in the financial statements of the Company in accordance with generally acceptable accounting principles except as reflected in the Company's Balance Sheet.

        Section 3.12 Litigation.    Except as disclosed in Schedule 3.12, there are no actions, suits or proceedings, formal or informal, pending or, to the best of the Stockholder's knowledge, threatened against the Company, nor is the Company subject to any order, judgment or decree, except in all cases, whether known or unknown, for matters which, in the aggregate, would not result in a loss to Company in excess of $10,000.

        Section 3.13 Taxes.    Except as disclosed in Schedule 3.13, the Company has filed all federal, state and local tax returns required to be filed by it through the date hereof and has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, services taxes, import duties or charges, and all penalties and interest with respect thereto) due and payable therefrom, unless the same are subject to a timely filed extension request. The Company has not signed any extension agreement with any taxing authority and Stockholder knows of no open or questionable matters for any prior periods. All taxes and assessments relating to or affecting the operations of the Company through the date hereof have been paid, unless the same are subject to a timely filed extension request. The Company has made adequate provision for the payment of all taxes accruable for all periods ending on or before the Closing Date to any taxing authority.

        Section 3.14 Compliance with Laws.    Except as set forth in Schedule 3.14, the Company is, and at all times prior to the date hereof has been, to the best of the Stockholder's knowledge, in compliance with all statutes, orders, rules, and regulations applicable to it or to the ownership of its assets or the operation of its business (including, without limitation, environmental, health, safety, and healthcare laws, rules and regulations), except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Company, and Company has no basis to expect to receive, and has not received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation. To Stockholder's knowledge, all reports and returns heretofore required by federal, state or municipal authorities with respect to the operations of the Company have been filed and all sums heretofore due with respect to such reports and returns have been paid.

        Section 3.15 Books and Records.    The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Acquiror, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

        Section 3.16 Title to Properties; Encumbrances.    The Company has good title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of the Company, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as specifically disclosed in Schedule 3.16, (ii) as disclosed in the financial statements of Company, (iii) statutory liens not yet delinquent, and (iv) such liens consisting of zoning or planning restrictions, imperfections of title, easements, pledges, charges and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.

        Section 3.17 Insurance.    The Company and its Subsidiaries maintain adequate insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

        Section 3.18 Material Agreements; Action.    Except as set forth in Schedule 3.18, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound that involve or relate to: (i) any of their respective officers, directors, stockholders or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (iii) covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (v) the borrowing of money or (vi) the expenditure of more than $10,000 in the aggregate or the performance by the Company or any Subsidiary extending for a period more than one year from the date hereof, other than in the ordinary course of business. There have been made available to Acquiror and its representatives true and complete copies of all such agreements. All such agreements are in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any such agreements nor is any other party to any such agreements in default thereunder in any respect.

        Section 3.19 Employee Benefit Plans.    Schedule 3.19 hereto contains a list of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit sharing or retirement plan, arrangement or practice and each other agreement or fringe benefit plan, arrangement or practice of the Company, whether formal or informal, whether legally binding or not and whether affecting one or more of its employees who perform services in or on behalf of the Company. Copies of each such agreement or plan have heretofore been delivered to Acquiror. The Company does not have any commitment, whether formal or informal, and whether legally binding or not (i) to create any additional such agreement, plan, arrangement or practice; (ii) to modify or change any such agreement, arrangement, plan or practice; or (iii) to maintain for any period of time any such agreement, arrangement, plan or practice, except as described on Schedule 3.19.

        Section 3.20 No Pending Transactions.    Except for the transactions contemplated by this Agreement, neither the Company nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any Subsidiary, or (iii) a change of control of more than five percent of the outstanding capital stock of the Company or any Subsidiary.

        Section 3.21 Disclosure.    To the best of the Stockholder's knowledge, no representation or warranty of the Stockholder contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        Section 3.22 No Broker's Fees.    Neither Stockholder, nor, to Stockholder's knowledge, the Company, has done anything to cause or incur any liability or obligation for investment banking, brokerage, finder's, agent's or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Stockholder has no knowledge of any claim by anyone for such a fee, commission, expense or charge.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Acquiror hereby represents and warrant to the Stockholders as follows:

        Section 4.1 Organization and Capitalization.    Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the businesses in which it is engaged, to own the properties that it owns currently and will own at the Closing, and to perform its obligations under this Agreement. Acquiror is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on the business, properties or condition (financial or otherwise) of Acquiror. Acquiror does not have any subsidiaries or any other investments or ownership interest in any corporation, partnership, joint venture or other business enterprise, except as set forth in Schedule 4.1. Immediately prior to the Closing Date the authorized capital stock of Acquiror consists of (i) 20,000,000 shares of common stock, $.01 par value of which not more than 1,453,000 shares are validly issued and outstanding, and of which Acquiror in addition contemplates issuing not more than 3,000,000 shares in a private transaction prior to or concurrently with the Closing, All of such issued and outstanding shares of Acquiror Shares have been and all of the shares of Acquiror Shares to be issued hereby will be, at the Closing, duly authorized and validly issued and are and will be at the Closing fully paid and non-assessable. None of the shares that were issued and none of the shares to be issued hereby will be in violation of any preemptive rights. Acquiror has no obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

        Section 4.2 Subsidiaries.    Schedule 4.2 sets forth a complete and accurate list of all Subsidiaries of Acquiror, showing (as to each such Subsidiary) the date of its incorporation and the jurisdiction of its incorporation. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by Acquiror, directly or indirectly, free and clear of any lien or any other limitation or limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock of any Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are free of any preemptive rights. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

        Section 4.3 Authorization.    All corporate action on the part of Acquiror necessary for the authorization, execution, delivery and performance of this Agreement by Acquiror has been taken or will be taken prior to the Closing. Acquiror has the requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Acquiror, and constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

        Section 4.4 Litigation.    Except as set forth in Schedule 4.4, there are no claims, actions, suits or proceedings, formal or informal, pending or, to the best knowledge of Acquiror, threatened against Acquiror, nor is Acquiror subject to any order, judgment or decree, except in either case for matters which, in the aggregate, would not result in a loss to Acquiror in excess of $10,000.

        Section 4.5 Taxes.    Acquiror has filed all federal, state or local tax returns and reports due or required to be filed and has paid all taxes, interest payments and penalties, if any, required to be paid with respect thereto, and has made adequate provision for the payment of all taxes accruable for all periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any material tax or governmental charge of any nature.

        Section 4.6 Financial Information.    Acquiror has delivered to the Stockholders the balance sheet of Acquiror as of December 31, 2002, together with the related statements of income, changes in shareholders' equity and cash flow for the years then ended, including, to the extent indicated therein, certain related notes (the "Acquiror Financial Statements"). Such Acquiror Financial Statements, including the related notes, are unaudited, are in accordance with the books and records of Acquiror and fairly present the financial position of Acquiror and the results of operations and changes in financial position of Acquiror as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis except that such Acquiror Financial Statements are unaudited, do not contain all footnotes which would be required under generally acceptable accounting principles, and, in the case of interim financial statements, are subject to normal year end adjustments. Except as, and to the extent reflected or reserved against in the Acquiror Financial Statements, Acquiror as of the date of the financial statements has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Acquiror Financial Statements. As of the Closing Date, there will not have been any adverse change in the financial condition or other operations, business, properties or assets of Acquiror in excess of $10,000 from that reflected in the latest financial statements of Acquiror furnished to the Stockholders pursuant hereto.

        Section 4.7 No Undisclosed Liabilities.    To the best of its knowledge, neither Acquiror nor or any Subsidiary has any obligation or liability (contingent or otherwise) that would be required to be reflected in the financial statements of the Company in accordance with generally accepted accounting principles, except as reflected in Acquiror Financial Statements.

        Section 4.8 Compliance with Laws.    Except as set forth in Schedule 4.8, Acquiror is, and at all times prior to the date hereof has been, to the best of its knowledge, in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Acquiror and Acquiror has no basis to expect, nor has received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation.

        Section 4.9 Title to Properties; Encumbrances.    Acquiror has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of Acquiror, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as specifically disclosed in Schedule 4.9, (ii) as disclosed in the Acquiror Financial

Statements, (iii) statutory liens not yet delinquent, and (iv) such liens consisting of zoning or planning restrictions, imperfections of title, easements, pledges, charges and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.

        Section 4.10 No Default.    The execution, delivery and performance of this Agreement by Acquiror does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which it is a party or by which it is bound or the Certificate of Incorporation or By-Laws of Acquiror or any statute, regulation, law, ordinance, judgment, decree, writ, injunction, order or ruling of any government entity.

        Section 4.11 Pending Claims.    There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of Acquiror's knowledge, threatened that would preclude or restrict the transfer to the Stockholders of the Acquiror Shares or the performance of this Agreement by Acquiror.

        Section 4.12 Insurance.    Acquiror and its Subsidiaries maintain adequate insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

        Section 4.13 Employee Benefit Plans.    Acquiror is not a party to any employee benefit plan.

        Section 4.14 No Pending Transactions.    Except for the transactions contemplated by this Agreement, neither Acquiror nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of Acquiror or any Subsidiary, (ii) the sale of all or substantially all of the assets of Acquiror or any Subsidiary, or (iii) a change of control of more than five percent of the outstanding capital stock of Acquiror or any Subsidiary.

        Section 4.15 Disclosure.    Except as set forth in Schedule 4.15, to the best of Acquiror knowledge, no representation or warranty of Acquiror contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
CONDITIONS TO CLOSING; DELIVERY

        Section 5.1 Conditions to the Obligations of Acquiror.    Acquiror shall not be obligated to consummate the transactions contemplated hereby, unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by Acquiror) prior to or at the Closing:

        (a)    Compliance. The representations and warranties made by the Stockholders in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Stockholders pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

        (b)    Performance by the Stockholders. The Stockholders shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed by each of them.

        (c)    Delivery of Stock Certificates. The Stockholders shall have delivered certificates evidencing their Company Common Stock duly endorsed for transfer by the Stockholders to Acquiror as contemplated by this Agreement, in form and substance satisfactory to counsel for Acquiror.

        (d)    Approval of Board of Directors. The Board of Directors of Acquiror shall have approved and authorized the transactions contemplated herein.

        (e)    No Action or Proceeding. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Acquiror or the Stockholders.

        (f)    Delivery of Other Documents or Instruments. The Stockholders shall have delivered to Acquiror such other documents or instruments as Acquiror shall have reasonably requested in order to evidence or give effect to the transactions provided herein.

        Section 5.2 Conditions to the Obligations of the Stockholders.    The Stockholders shall not be obligated to consummate the transactions contemplated hereby, unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by Stockholders holding not less than 66 2/3% of the outstanding shares of Company Stock) prior to or at the Closing:

        (a)    Compliance. The representations and warranties made by Acquiror in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Acquiror pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

        (b)    Performance by Acquiror. Acquiror shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed by it.

        (c)    Stock Certificates. Acquiror shall have delivered either (i) certificates evidencing Acquiror Shares, duly executed for issuance by Acquiror to the Stockholders as contemplated by this Agreement or (ii) letter of instructions from a duly authorized officer of Acquiror to Acquiror's transfer agent, instructing the transfer agent to duly issue stock certificates evidencing the Acquiror Shares to the Stockholders, all as contemplated by this Agreement, in form and substance satisfactory to counsel for the Stockholders.

        (d)    No Action or Proceeding. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Acquiror or the Stockholders.

        (e)    Delivery of Other Documents or Instruments. Acquiror shall have delivered to the Stockholders such other documents or instruments as the Stockholders shall have reasonably requested in order to evidence or give effect to the transactions provided herein.

ARTICLE VI
INDEMNIFICATION

        Section 6.1 Indemnification by Stockholders.    The Stockholders recognize that the Exchange being conducted with Acquiror is based, to a material degree, upon the representations and warranties and covenants and agreements of each Stockholder as set forth and contained herein and each Stockholder severally hereby agrees to indemnify and hold harmless Acquiror against all damages, loss, costs, or expenses (including reasonable attorney's fees, expenses of investigation and appearance, and expenses of enforcement of this provision) ("Damages") arising out of, or in connection with, (a) any breach of representation or warranty or omission made herein by the Stockholder, or (b) the nonperformance of or default in the performance of, any covenant or agreement of the Stockholder set forth herein.

        Section 6.2 Indemnification by Acquiror.    The Acquiror recognizes that the Exchange being conducted with the Stockholders is based, to a material degree, upon the representations and warranties and covenants and agreements of Acquiror as set forth and contained herein and Acquiror severally hereby agrees to indemnify and hold harmless Acquiror against all Damages arising out of, or in connection with, (a) any breach of representation or warranty or omission made herein by Acquiror, or (b) the nonperformance of or default in the performance of, any covenant or agreement of Acquiror set forth herein.

        Section 6.3 Procedure.

        (a)    The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 6.1 or 6.2 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the indemnifying party and indemnified party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

        (b)    Notwithstanding the foregoing, no Stockholder shall be required to indemnify Acquiror for any amount in excess of the Acquiror Shares received by such Stockholder.

        (c)    Notwithstanding the foregoing, neither Acquiror nor the Stockholders shall be obligated to make any indemnification under Sections 6.1 or 6.2 unless the aggregate amount of Damages exceeds $25,000 (the "Basket"), and such indemnification with respect to such Damages shall be made only to the extent of such excess over the Basket.

ARTICLE VII
MISCELLANEOUS

        Section 7.1 Survival of Representations and Warranties.    The representations and warranties contained herein shall survive the Closing Date and any investigation made by or on behalf of any party hereto, and shall survive for a period of eighteen (18) months after the Closing Date.

        Section 7.2 Remedies Cumulative.    The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

  Section 7.3 Termination of Agreement.

        This Agreement may be terminated at any time prior to the Closing:

        (a)   by mutual agreement of Acquiror and Stockholders holding not less than 66 2/3% of the outstanding shares of Company Stock;

        (b)   by Acquiror, if there has been a material violation or breach by the Stockholders of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Section 5 hereof have not been satisfied by the Closing or have not been waived in writing by Acquiror;

        (c)   by the determination of the Stockholders, if there has been a material violation or breach by Acquiror of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Section 5 hereof have not been satisfied by the Closing or have not been waived in writing by Stockholders;

        (d)   By either Acquiror or the Stockholders if the transactions contemplated by this Agreement shall not have been consummated on or before September 30, 1999; or

        (e)   By either Acquiror or the Stockholders if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

        Section 7.4 Notices.    All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:

        (a) If to Acquiror:

  Atlantis International, Inc.
  7838 Rollingbrook Dr.
  Houston, Texas 77071
  Fax: 713-771-9229

        (b) If to the Stockholders, to:

        The addresses listed on Exhibit A, attached hereto.

        All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        Section 7.5 Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, which consent will not be unreasonably withheld. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.

        Section 7.6 Counterparts.    This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

        Section 7.7 Section Headings.    The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 7.8 Entire Agreement.    This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

        Section 7.9 Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        Section 7.10 Public Announcements.    The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to (i) agree upon the text of a joint public announcement or statement to be made by all of such parties or (ii) obtain approval of the other parties hereto to the text of a public announcement or statement to be made solely by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

        Section 7.11 Gender.    All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever appropriate.

        Section 7.12 Choice of Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.

        Section 7.13 Costs and Expenses.    Acquiror and the Stockholders shall each pay their own respective fees and disbursements incurred in connection with this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed effective as of the day and year first above written.

ATLANTIS INTERNATIONAL, INC.

By:
Name:
Title:

STOCKHOLDERS:	Accredited Investor	Non-Accredited Investor
(Please check one box)
S.E. Altman	☐	☐
Graham Williams	☐	☐

EXHIBIT A

Stockholder	Shares of the Company to be Delivered to Acquiror at Closing	Shares of Acquiror to be Received from Acquiror at Closing
S.E. Altman 7838 Rollingbrook Houston, TX 77081	6,666	2,000,0000
Graham Williams 23 East Racing Cloud Ct. The Woodlands, TX 77381	3,334	1,000,0000

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  EXHIBIT 4.1
STOCK EXCHANGE AGREEMENT
R E C I T A L S
ARTICLE I EXCHANGE OF SHARES
ARTICLE II THE CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR
ARTICLE V CONDITIONS TO CLOSING; DELIVERY
ARTICLE VI INDEMNIFICATION
ARTICLE VII MISCELLANEOUS
EXHIBIT A